Example Template : 77O

DWS CAPITAL GROWTH FUND

N-Sar April 1, 2012 - September 1, 2012

Security Purchased
Cusip
Purchase/Trade
Date
Size (Shr) of
Offering
Offering
Price of
Shares
Total ($) Amt of
Offering
Amt of
shares Purch
by Fund
% of
Offering
Purchased
by Fund
% of
Funds
Total
Assets
Brokers
Purchased
From
Facebook
30303M102
5/15/2012
11,134,700,000
$33.00
$11,134,695,424.00
88,943

0.03%
BAC, BCLY, CITI,
CS, GS, DB
MS